Exhibit 21.1

Subsidiaries of Verra Mobility Corporation

Entity	Jurisdiction of Formation
American Traffic Solutions Consolidated, L.L.C.	Delaware
American Traffic Solutions, Inc.	Kansas
ATS Processing Services, L.L.C.	Delaware
Auto Tag of America LLC	Delaware
Auto Titles of America LLC	Delaware
Canadian Highway Toll Administration Ltd.	British Columbia
Citation Collection Services, LLC	Indiana
Contractum Ltd	England & Wales
EPC Hungary Kft	Hungary
Euro Parking Collection PLC	England & Wales
Greenlight Acquisition Corporation	Delaware
Highway Toll Administration, LLC	New York
LaserCraft, Inc.	Georgia
Mulvihill ICS, Inc.	New York
Pagatelia, S.L.U.	Spain
PlatePass, L.L.C.	Delaware
Redflex Enforcement Services Pty Ltd	Victoria
Redflex Holdings Pty Ltd	Victoria
Redflex Irish Investments Pty Ltd	Victoria
Redflex Traffic Systems (Canada) Limited	British Columbia
Redflex Traffic Systems India Private Limited	India
Redflex Traffic Systems Limited	England & Wales
Redflex Traffic Systems Malaysia Sdn. Bhd.	Malaysia
Redflex Traffic Systems Pty Ltd	Victoria
Redflex Traffic Systems, Inc.	Delaware
RTS R&D Pty Ltd	Victoria
Sunshine State Tag Agency LLC	Delaware
T2 Holding Corp.	Delaware
T2 Systems Canada Inc.	British Columbia
T2 Systems Parent Corporation	Delaware
T2 Systems, Inc.	Indiana
Verra Mobility B.V.	Netherlands
Verra Mobility Electrical Enterprises, Inc.	New York
Verra Mobility France SAS	France
Verra Mobility Government Solutions, Inc.	Delaware
Verra Mobility Ireland Limited	Ireland
VM Consolidated, Inc.	Delaware